Exhibit 99.1

News Release

DRAFT

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Senior Director of Marketing
	Chief Financial Officer	Communications and Investor Relations
	williamlowe@kemet.com	deandimke@KEMET.com
	864-963-6484	954.766.2806

KEMET ANNOUNCES CHANGES TO SENIOR MANAGEMENT TEAM

Greenville, South Carolina (May 9, 2013) — KEMET Corporation (NYSE: KEM) (“KEMET” or “the Company”), a leading manufacturer of tantalum, ceramic, aluminum, film, paper and electrolytic capacitors, today announced changes to its executive management team.

The Company has accepted the resignations of Conrado Hinojosa, Executive Vice President —Tantalum Business Group and Marc Kotelon, Executive Vice President — Global Sales.  Charles C. Meeks, Jr. will take over as head of the Tantalum Business Group, and John J. Drabik will assume the leadership of Global Sales.  While the changes are effective immediately, Messrs. Hinojosa and Kotelon will assist in an orderly transition through the end of June.

Per Loof, KEMET Corporation’s Chief Executive Officer, stated, “I expect the change in the new management line-up will accelerate our drive toward our timeless model financial expectations. It is imperative we improve our financial performance even if the world economic conditions in our industry remain sluggish.  I would like to thank Conrado and Marc for their contributions and leadership during their time with KEMET.  We wish them well in their future endeavors.”

•                  Charles (Chuck) Meeks is appointed Executive Vice President — Tantalum & Ceramic Business Groups. Meeks’ thirty year career with KEMET has spanned the areas of process engineering, ceramics plant management and Senior VP — Ceramic Business Unit.  Most recently, Meeks served as the Executive Vice President — Ceramic, Film & Electrolytic Business Group.  He has a Bachelor of Science degree in Ceramic Engineering and a Master of Business Administration from Clemson University.

•                  John Drabik is appointed Senior Vice President — Global Sales.  Drabik joined KEMET in 1997 and has held positions of increasing responsibility in Sales and Product Management, including Sales District Manager, and Director — Product Line Management, Ceramic. Prior to this appointment he was the Vice President of Sales - Americas. He holds a Bachelor of Science in Management with a Minor in Marketing from Purdue University and is a 2007 graduate of the KEMET Leadership Forum.

•                  Robert (Bob) Willoughby is appointed Vice President — Film & Electrolytic Business Group. He joined the Company in 1985 and has held positions in Diagnostic Engineering, Quality, Director of Process Engineering and Vice President of Operations — Film & Electrolytic Business Group.  He holds a Bachelor of Science degree in Engineering from Clemson University and is a 2007 graduate of the KEMET Leadership Forum.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.
Tel: 864.963.6300 Fax: 864.963.6521

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:

(i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate; (ii) adverse economic conditions could cause the write down of long-lived assets or goodwill; (iii) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased materials; (iv) changes in the competitive environment; (v) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vi) economic, political, or regulatory changes in the countries in which we operate; (vii) difficulties, delays or unexpected costs in completing the restructuring plan; (viii) equity method investments expose us to a variety of risks; (ix) acquisitions and other strategic transactions expose us to a variety of risks; (x)  the inability to attract, train and retain effective employees and management; (xi) the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xii) exposure to claims alleging product defects; (xiii) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xiv) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xv) volatility of financial and credit markets affecting our access to capital; (xvi) the need to reduce the total costs of our products to remain competitive; (xvii) potential limitation on the use of net operating losses to offset possible future taxable income; (xviii) restrictions in our debt agreements that limit our flexibility in operating our business; and (xix) additional exercise of the warrant by K Equity, LLC which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions.